EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of this _____ day of ____________ 1997 by and between IDF INTERNATIONAL, INC., a Delaware corporation ("IDF" or the "Corporation"), having its principal offices at 330 West 42nd Street, New York, New York 10036; and SOLON L. KANDEL, an individual residing at 30 Janet Lane, Springfield, New Jersey 07081 (the "Employee"). IDF is hereinafter sometimes collectively referred to as the "Corporation."


                              W I T N E S S E T H :


         WHEREAS, the Employee is presently a senior executive officer of TechStar Communications, Inc. ("TechStar") and has extensive knowledge with respect to the business of TechStar;

         WHEREAS, American United Global, Inc. ("AUGI"), has, pursuant to an agreement and plan of merger dated July 21, 1997 (the "Merger Agreement") between AUGI, IDF, TechStar and an acquisition subsidiary of IDF, transferred to IDF, through a merger of such acquisition subsidiary with and into TechStar (the "Merger"), 100% of the capital stock of TechStar;

         WHEREAS, the Corporation desires to have access to the services of the Employee after the Merger is consummated;

         WHEREAS, the Employee is willing and able to render his services to the Corporation on the terms and conditions of this Agreement;

         WHEREAS, it is understood that this Agreement shall become effective as of the consummation of the Merger (the "Effective Date"); and

         WHEREAS, the Employee, TechStar and AUGI are parties to an employment agreement, dated ______________________ (the "Prior Employment Agreement") which shall terminate on the Effective Date.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree as follows:

           1.     Nature of Employment.

                  (a) Subject to the terms and conditions of this Agreement, the Corporation shall, throughout the term of this Agreement, retain the Employee, and the Employee shall render services to the Corporation, in the capacity and with the title of President and Chief Executive Officer of the Corporation, and such additional titles as may be assigned to the Employee from time to time by the Board of Directors of the Corporation (the "Board"), which titles the Employee may be willing to accept. In such capacity, the Employee shall have and exercise primary responsibility on behalf of the Corporation and its consolidated subsidiaries, subject at all times to the direction and control of the Board, for the establishment of all policies, plans and strategic goals for such Corporation and subsidiaries, together with such other similar or related duties consistent with his offices as may be assigned to the Employee from time to time by the Board.

         (b) Throughout the period of his employment hereunder, the Employee shall: (i) devote substantially all of his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder on behalf of the Corporation; (ii) observe and carry out such rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, including but not limited to the standard policies and procedures of the Corporation as in effect from time to time; and (iii) do such traveling at the Corporation's expense as may reasonably be required in connection with the performance of such duties and responsibilities; provided, however, that the Employee shall not be assigned to regular duties that would reasonably require him to relocate his permanent residence from that first set forth above. Notwithstanding the foregoing, the Employee may (x) engage in certain duties and responsibilities on behalf of AUGI, as may from time to time be assigned to him by the Board of Directors of AUGI, and (y) engage in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit the Corporation), speaking engagements, membership on the board of directors of other organizations, and similar activities; provided, that the activities referred to in clauses (x) and (y) hereof do not unreasonably inhibit or prohibit the performance of his duties hereunder or inhibit or conflict in any material way with the business of the Corporation.

           2.     Term of Employment.

                  (a) Subject to prior termination in accordance with Section 2(b) below, the term of this Agreement and the Employee's employment hereunder shall commence as of the Effective Date and shall continue through November 30, 2000, and shall thereafter automatically renew (except to the extent otherwise provided in this Agreement) for additional terms of one (1) year each unless either party gives written notice of termination to the other party not less than ninety (90) days prior to the end of any term (in which event this Agreement shall terminate effective as of the close of such term), as the same may be renewed (the "Term").



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

                  (b)      This Agreement may be terminated:

                           (i) upon mutual written  agreement of the Corporation
and the Employee;

                           (ii) at the option of the Employee,  upon thirty (30)
days' prior written notice to the Corporation, in the event that (A) the Corporation shall (1) fail to make any payment to the Employee required to be made under the terms of this Agreement within thirty (30) days after payment is due after written notice and opportunity to cure, or (2) fail to perform any other material covenant or agreement to be performed by it hereunder (including the failure to re-appoint or re-elect Employee to the offices described in
Section 1(a) of this Agreement or other material change in the duties of the Employee which reduces the scope or importance of such position) or take any action prohibited by this Agreement, and fail to cure or remedy same within thirty (30) days after written notice thereof to the Corporation; provided, however, that if any periodic salary payment is not paid within ten (10) days of its due date, the Employee shall only be required to provide fifteen (15) days, prior written notice of termination; or (B) the Corporation is declared insolvent, liquidates, dissolves or discontinues the Corporation Business (as hereinafter defined).

                           (iii) at the option of the Corporation,  upon written
notice to the Employee, "for cause" (as hereinafter defined);

                           (iv) at the option of the Corporation in the event of
the "permanent disability" (as hereinafter defined) of the Employee; or

                           (v) upon the death of the Employee, or as a result of
the voluntary resignation by the Employee for any reason other than as specified in Section 2(b)(ii) above.

                  (c) As used herein, the term "for cause" shall mean and be limited to:

                           (i) any breach of any of the material  covenants  and
                  agreements of the Employee (A) contained in this Agreement, or
                  (B) contained in Section 5 below, which, in any case, is not corrected in all material respects (if so correctable) within thirty (30) days after written notice of same from either of the Corporation to the Employee;

                           (ii) any material breach by the Employee of his fiduciary duties and obligations to the Corporation or its subsidiaries which is not corrected in all material respects (if so correctable within thirty (30) days after written notice of same from the Corporation to the Employee;



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

                           (iii) the habitual (meaning more than two (2) breaches of the same covenant or agreement) and material breach by the Employee of a material provision of this Agreement (regardless of any prior cure thereof, but provided that Employee shall have received the notice and opportunity to cure provided by clause (i) above); or

                           (iv) conduct  constituting  fraud or  embezzlement or
                  gross dishonesty by Employee in connection with the performance of his duties under this Agreement, or a formal charge or indictment of Employee for or conviction of Employee of a felony or, if it shall materially and adversely damage or bring into disrepute the business, reputation or goodwill of either of the Corporation, any crime involving moral turpitude.

         The notice pursuant to clause (i) above shall specify with particularity the covenant or agreement alleged to have been breached by Employee and action necessary to be taken by Employee to cure the breach to the satisfaction of the Corporation. Termination for cause pursuant to clauses (ii),
(iii) or (iv) above shall be effective upon delivery of written notice to Employee specifying the covenants or agreements alleged to have been breached by Employee.

                  (d) As used herein, the term "permanent disability" shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents the Employee from continuing the performance of his normal duties and responsibilities hereunder for a period in excess of four (4) consecutive months or one hundred eighty (180) non-consecutive days within any period of three hundred sixty - five (365) working days. For purposes of determining whether a "permanent disability" has occurred under this Agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by the Corporation (and reasonably acceptable to the Employee) shall be conclusive.

                  (e) Upon any termination of this Agreement as hereinabove provided, the Employee (or his estate or legal representatives, as the case may be) shall be entitled to receive any and all earned but unpaid Base Salary (as hereinafter defined) prorated through the effective date of termination, and any other amounts and benefits then accrued or due and payable to the Employee hereunder; provided, that the Employee's participation in any benefit or welfare plans of the Corporation (including, without limitation, the Stock Options described below and any profit-sharing plans) shall terminate upon the effective date of termination of employment except to the extent such Stock Options shall have vested or as otherwise required by law or provided under the express terms of the applicable plan. All such payments shall be made on the next applicable payment date therefor (as provided in Section 3 below) following the effective date of termination. Except when termination is (x) by the Employee pursuant to
Section 2(b)(ii) above, or (y) by the Corporation other than "for cause" (as defined in Section 2(c) hereof (any termination described in clauses (x) or (y) being sometimes hereinafter referred to as a "Non-Cause Termination"), the foregoing constitutes all amounts to which the Employee shall be entitled upon termination of this Agreement. In the case of a Non-Cause Termination, the amount to which the Employee shall be


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

entitled upon termination of this Agreement. In the case of a Non-Cause Termination, the amount to which the Employee shall be entitled is not so limited and shall include the Option Benefit (defined below).

                  (f) In the event that there shall be a dispute among the parties hereto as to whether or not a termination shall constitute a Non-Cause Termination, during the pendency of such dispute the Corporation will place in escrow with a third party attorney or financial institution in an interest bearing escrow account all such periodic Base Salary payments and the securities representing the Option Benefit (as hereinafter defined) and fringe benefits which shall be disbursed to the appropriate party or parties upon the final resolution or settlement of such dispute from which no appeal can or shall have been taken. As used herein, the term Option Benefit means all the Option Shares vested pursuant to Section 3(d)(iii) of this Agreement.

           3.     Compensation and Benefits.

                  (a)  Base  Salary.  As  compensation  for  his  services to be rendered hereunder, the Corporation shall pay to the Employee a base salary at the rates per annum set forth below (the "Base Salary"), payable in periodic installments in accordance with the standard payroll practices of the Corporation in effect from time to time, but not less than twice each month:

         From the Effective Date through November 30, 1997             $180,000
         From December 1, 1997  through  November 30, 1998             $200,000
         From December 1, 1998  through  November 30, 1999             $225,000
         From December 1, 1999  through  November 30, 2000             $250,000;

provided, that the contemplated increase for the period commencing December 1, 1999 is expressly made subject to the Corporation achieving its "1999 Target Income" (described below).

                  (b) Fringe Benefits. The Corporation shall also make available to the Employee, throughout the period of his employment hereunder, such benefits and perquisites as are generally provided by the Corporation to its other senior management employees (which benefits shall, in the aggregate, be at least as generous as those supplied by IDF to the senior executive officers of its subsidiaries other than TechStar), including but not limited to eligibility for participation in any group life, health, dental, disability or accident insurance, pension plan, 401(k) plan, profit-sharing plan, or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by the Corporation for the benefit of its employees generally; provided, however, that, except as specified on Exhibit "A" annexed hereto, nothing herein contained may be deemed to require the Corporation to adopt or maintain any particular plan or policy; and provided, further, that the Corporation shall not be obligated to permit the Employee to participate in any stock option plans it may provide to its employees from time to time, other than the stock option plan established for the Employee pursuant to this


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


Agreement and described below. Participation in such benefit plans may be subject to standard waiting periods following the commencement of full-time employment. Notwithstanding the foregoing, throughout the term of this Agreement, the Employee shall be entitled to receive the minimum fringe benefits listed on Exhibit "A" annexed hereto and made a part hereof.

                  (c) Expenses. Throughout the period of the Employee's employment hereunder, the Corporation shall also reimburse the Employee, reasonably promptly after presentment by the Employee to the Corporation of appropriate receipts and vouchers therefor and related information in such form and detail as the Corporation may reasonably request, for any reasonable out-of-pocket business expenses incurred by the Employee in connection with the performance of his duties and responsibilities hereunder.

                  (d) Stock Options. The Employee has been awarded options (the "Options") to purchase a maximum aggregate of Two Hundred and Eighty - Five Thousand Five Hundred and Seventeen (285,517) shares of the common stock, $0.001 par value per share (the "IDF Common Stock") of IDF (the "Option Shares") at an exercise price equal to $1.25 per share (the "Exercise Price"). Such Exercise Price was calculated based upon the conversion price per share into which convertible notes issued to private placement investors (including Employee) on the Effective Date of this Agreement may be converted directly or indirectly into a share of IDF Common Stock, and the exercise price for which such Options were approved by the Board. The Exercise Price of the Options and number of Option Shares are subject to adjustment for subdivisions or splits, combinations, or reclassifications of the IDF Common Stock. All Options awarded hereunder are subject to the terms and conditions hereinafter set forth including, without limitation, the forfeiture provisions set forth below.

                           (i) Term of Options.  The  Options  shall have a term
expiring on a date which shall be the earlier to occur of: (x) July 1, 2000, but only to the extent of any Options which shall NOT have "vested" in accordance with Section 3(d)(ii) or Section 3(d)(iii) hereof, or (y) on November 30, 2002, to the extent of any Options which shall have "vested" in accordance with
Section 3(d)(ii) or Section 3(d)(iii) hereof (the "Option Expiration Date").

                           (ii)  Vesting  Conditions.   Except  as  provided  in
Section 3(d)(iii) below, the Options shall vest and become exercisable only upon the following terms and conditions:

                                     (A) An  aggregate  of Seventy-One  Thousand
                            Three Hundred Seventy-Nine (71,379) Options shall vest immediately on the Effective Date of this Agreement and may be immediately exercised at the Exercise Price then in effect; and

                                    (B) In the event that the  "Pre-Tax  Income"
                           (as hereinafter defined) of the Corporation for the period commencing on July 1, 1997


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


                           and ending June 30, 1998 (the "1998 Measuring Period") shall equal or exceed $3.5 million (the "1998 Target Income"), a maximum of an additional 71,379 Option Shares may be immediately exercised; provided, that (x) a maximum of 23,793 Option Shares shall be pro-rated from zero by multiplying 23,793 by the fraction determined by dividing the actual 1998 Pre-Tax Income by the 1998 Target Income; and (y) if the actual Pre-Tax Income for such 1998 Measuring Period shall be equal to or greater than $1.4 million, but less than the 1998 Target Income, the remaining 47,586 Option Shares exercisable for the 1998 Measuring Period shall be pro-rated to the extent of the percentage determined by dividing the actual 1998 Pre-Tax Income by the 1998 Target Income; and

                                    (C) In the event that the  "Pre-Tax  Income"
                           (as hereinafter defined) of the Corporation for the period commencing on July 1, 1998 and ending June 30, 1999 (the "1999 Measuring Period") shall equal or exceed $4.25 million (the "1999 Target Income"), a maximum of an additional 71,379 Option Shares may be immediately exercised; provided, that (x) a maximum of 23,793 Option Shares shall be pro-rated from zero by multiplying 23,793 by the fraction determined by dividing the actual 1999 Pre-Tax Income by the 1999 Target Income; and (y) if the actual Pre-Tax Income for such 1999 Measuring Period shall be equal to or greater than $2.125 million, but less than the 1999 Target Income, the remaining 47,586 Option Shares exercisable for the 1999 Measuring Period shall be pro-rated to the extent of the percentage determined by dividing the actual 1999 Pre-Tax Income by the 1999 Target Income; and

                                    (D) In the event that the  "Pre-Tax  Income"
                           (as hereinafter defined) of the Corporation for the period commencing on July 1, 1999 and ending June 30, 2000 (the "2000 Measuring Period") shall equal or exceed $5.0 million (the "2000 Target Income"), a maximum of all remaining 71,379 Option Shares may be immediately exercised; provided, that if (x) a maximum of 23,793 Option Shares shall be pro-rated from zero by multiplying 23,793 by the fraction determined by dividing the actual 2000 Pre-Tax Income by the 2000 Target Income; and (y) the actual Pre-Tax Income for such 2000 Measuring Period shall be equal to or greater than $3.0 million, but less than the 2000 Target Income, the remaining 47,586 Option Shares exercisable for the 2000 Measuring Period shall be pro-rated to the extent of the percentage determined by dividing the actual 2000 Pre-Tax Income by the 2000 Target Income; and

                                    (E)  In  the  event  that  the   accumulated
                           Pre-Tax Income for all three (3) Measuring Periods referred to in clauses (B) through (D) above


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


                           (or any portion thereof) shall equal or exceed $12.75 million, all of the remaining 285,517 Option Shares shall be immediately and fully exercisable, irrespective of the actual Pre-Tax Income earned in any or all of the 1998 Measuring Period or 1999 Measuring Period; provided, that unless the Board of the Corporation shall effect an expansion program not approved by the Employee, either of which shall reduce anticipated Pre-Tax Income of the Corporation in the 2000 Measuring Period, the provisions of this clause (E) shall only be applicable if the actual Pre-Tax Income in the 2000 Measuring Period shall equal or exceed $3.0 million.

                           Example:   As an  example of the  application  of the
                  pro-ration provisions contained in clauses (B) through (D) above, the 71,379 Option Shares shall be multiplied by a fraction: (x) the numerator of which shall be the amount by which the actual Pre-Tax Income earned in a Measuring Year shall exceed the minimum base Pre-Tax Income required in such Measuring Year, and (y) the denominator of which shall be the difference between the Target Income for such Measuring Year and the minimum base Pre-Tax Income in such Measuring Year. Accordingly, if the Corporation's actual Pre-Tax Income in the 1998 Measuring Year is $2.0 million, 71,379 Option Shares shall be multiplied by 0.2857142, the fraction resulting from dividing $600,000 ($2.0 million actual Pre-Tax Income less the $1.4 million minimum base Pre-Tax Income for the 1998 Measuring Year) by $2.1 million (the $3.5 million Target Pre-Tax Income less the $1.4 million minimum base Pre-Tax Income).



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

                           (iii)  Immediate  Vesting  on  Certain  Events.   The
Options shall immediately vest and shall be exercisable to the extent set forth below:

                                    (A) if at any time  prior to June 30,  2000,
                           IDF shall effect a sale of all or substantially all of its shares of the capital stock or assets to any unaffiliated third party, whether by merger, consolidation, stock sale, asset sale or like transaction, all Options shall immediately vest and be exercisable in full; or

                                    (B) if at any time  prior to June 30,  2000,
                           IDF shall consummate an underwritten public offering of securities of IDF pursuant to which it shall receive gross proceeds of $15.0 million or more (a "Qualified Public Offering"), the unvested Options shall (x) immediately vest, to the extent of 71,379 Options if the Qualified Public Offering gross proceeds shall equal or exceed $15.0 million, to the extent of an additional 71,379 Options (a total of 142,758 Options) if the Qualified Public Offering gross proceeds shall equal or exceed $17.0 million, and to the extent of an additional 71,379 Options (a total of 214,137 Options) if the Qualified Public Offering gross proceeds shall equal or exceed $20.0 million; and (y) be exercisable, irrespective of the actual Pre-Tax Income of the Corporation, to the extent of 33-1/3% of such vested Options in each of the 1998 Measuring Period, 1999 Measuring Period and 2000 Measuring Period; provided, however, that such vested Options or any Option Shares issuable upon exercise thereof shall be subject to the same underwriter's "lockup" agreement as shall be required of the shares of IDF then owned by AUGI or AUGI's affiliates; or

                                    (C) if the Employee's employment pursuant to
                           this Agreement is terminated by the Corporation or by the Employee, in either case prior to June 30, 2000, for any reason, other than (x) "for cause" (as defined in this Agreement), (y) as a result of the Employee's resignation or voluntary termination (except from a constructive termination) of his employment with the Corporation for any reason other than a breach by the Corporation of its obligations to the Employee hereunder, or (y) pursuant to Section 2(b)(i) of this Agreement, all Options shall immediately vest and shall be fully exercisable.

                           (iv)  Termination of Options.  Options not previously
vested and immediately exercisable pursuant to their terms shall immediately terminate:

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

                                    (A)  effective as of July 1, 2000,  but only
                           with respect to any Options that shall not have previously vested in accordance with the provisions of Section 3(d)(ii) or Section 3(d)(iii) above; or

                                    (B) if the  Employee's  employment  with the
                           Corporation shall terminate "for cause" (as defined herein), or

                                    (C)  if  the   Employee   shall   resign  or
                           otherwise voluntarily terminate (except arising from constructive termination) his full-time employment with the Corporation prior to June 30, 2000 for any reason other than a breach by the Corporation of its obligations to the Employee hereunder.

                           (v)  Definition.  As used herein,  the term  "Pre-Tax
Income" shall mean the net income of the Corporation and all of its consolidated Subsidiaries (as that term is defined in the Merger Agreement), including, without limitation, TechStar, after deduction of all expenses paid or accrued for the appropriate Measuring Period in question in accordance with generally accepted accounting principles, but before application of or deduction for: (i) all interest on indebtedness aggregating $500,000 originally incurred by AUGI on December 11, 1996 and assumed by TechStar pursuant to the Merger Agreement, and
(ii) all federal, state and local income taxes for such Measuring Period, all as determined by the independent auditors engaged to audit the consolidated financial statements of the Corporation, subject only to the right of the Employee (at his sole cost and expense) to engage his own accountant or financial advisor to review the calculations of such Pre-Tax Income for the applicable Measuring Period at the Employee's expense. Disputes shall be resolved in accordance with Section 10(f) of this Agreement.

                           (vi)  Assignment  of Options.  The Options may not be
transferred, assigned or otherwise disposed of by the Employee unless and until they have become vested and are then immediately exercisable into Option Shares; provided, that the Employee shall have the right to assign all or any portion of his Options to any member of his family; provided, further, that any such permitted assignee shall execute a joinder or similar agreement with IDF and TechStar agreeing to be bound by all of the terms and conditions of this Section 3(d).

                           (vii)  Reservation of Option Shares;  Registration of
Options. IDF hereby covenants and agrees to:

                                    (A) take all steps necessary and appropriate
                           to keep a sufficient number of Option Shares reserved for issuance upon exercise of the Options; and

                                    (B) to the extent  that the same have vested
                           and are then currently exercisable in accordance with this Agreement, IDF shall, at its sole cost and expense, include the Options and underlying Option Shares in any one or more Form S-8 Registration Statements which IDF shall elect, in its sole discretion to file with the Securities and Exchange Commission to register stock options for any executive officers, directors or key employees of IDF or any of its Subsidiaries.

                           (viii) Cashless Exercise. The Employee shall have the
right to exercise his Options upon vesting pursuant to a "cashless" exercise. Pursuant to such cashless exercise, vested Options shall, at the request of the Employee, be deemed to have been exercised by the Employee, to the extent of such number of Option Shares resulting from dividing the aggregate amount by which all such vested Options are then "in the money" by the closing price of the IDF's Common Stock, as traded on the Nasdaq National Market (or other national securities exchange). In such event, the number of vested Options resulting from such calculation shall be deemed exercised in full by the Employee, all such vested Options shall be cancelled, and the underlying Option Shares resulting from such "cashless" exercise may be sold without payment to IDF.

                           Example:  By way of example, if 100,000 Options shall
have vested at an exercise price of $1.25 per share and the closing price of IDF's publicly traded Common Stock shall be $2.50 per share: (A) the 100,000 Options shall be deemed to be "in the money" to the extent of $125,000 (100,000 multiplied by the excess of the $2.50 closing price over the $1.25 exercise price), and (B) the Employee shall, upon exercise of all 100,000 vested Options, receive 50,000 shares of IDF Common Stock, as a result of dividing $125,000 by the $2.50 per share closing price.

                           (ix) Public  Distribution  of Option  Shares.  To the
extent Options shall have vested and shall have been exercised by the Employee pursuant to this Agreement, the Employee shall, prior to effecting any public sale or distribution of any such Option Shares, consult with the Corporation and utilize the services of any recognized broker/dealer or investment banking firm recommended by the Corporation to effect such distribution in order to maintain an orderly market for the Corporation's publicly traded common stock.

         4.       Vacation.

                  The Employee shall be entitled to take, from time to time, normal and reasonable vacations with pay, consistent with the Corporation's standard policies and procedures in effect from time to time (provided that such policies and procedures shall be no less favorable than those set forth on Exhibit "A" annexed hereto), at such times as shall be mutually convenient to the Employee and the Corporation, and so as not to interfere unduly with the conduct of the business of the Corporation.

         5.       Restrictive Covenants.

                  (a) The Employee hereby acknowledges and agrees that (i) the business contacts, customers, suppliers, technology, product designs and specifications, know-how, trade secrets, marketing techniques, promotional methods and other aspects of the business of the Corporation have been of value to the Corporation and will be of value to the Corporation, and have provided the Corporation and will hereafter provide the Corporation with substantial competitive advantage in the operation of its business, and (ii) the Employee has and will continue to have detailed knowledge and possesses and will possess confidential information concerning the business and operations of the Corporation.

                  (b) Unless otherwise approved in writing by IDF or its Chairman of the Board after full disclosure by the Employee to IDF's Board of Directors of all relevant facts and circumstances, the Employee shall not, directly or indirectly, for the Employee or through or on behalf of any other person or entity, at any time during the "Restrictive Period" (as defined in clause (ii) below):

                           (i) divulge,  transmit or otherwise disclose or cause
to be divulged, transmitted or otherwise disclosed, any clients or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Corporation of whatever nature, whether now existing or hereafter created or developed (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (A) the information, and its relevance in the applicable instance, is a matter of common knowledge or public record, (B) the information, and its relevance in the applicable instance, is generally known in the industry, or (C) the information is disclosed to Employee after termination of his employment by another person not prohibited from making such disclosure,
(D) the information is required to be disclosed by law pursuant to court order or subpoena, or (E) the Employee can demonstrate that such information, and its relevance in the particular instance, was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or non-disclosure agreement); and/or

                           (ii)  unless  the  Employee's   employment  with  the
Corporation shall be terminated by reason of a Non-Cause Termination, at any time during the period commencing on the date hereof through and including the date which shall be three (3) years following the voluntary resignation by the Employee of his employment with the Corporation or his termination by the Corporation "for cause," but in no event longer than one (1) year following the end of the Term (the "Restrictive Period"), invest, carry on, engage or become involved, either as an employee, agent, advisor, officer, director, stockholder (excluding ownership of not more than 5% of the outstanding shares of a publicly held corporation if such ownership does not involve managerial or operational responsibility), manager, partner, joint venturer, participant or consultant in any business enterprise (other than the Corporation), the Corporation or any of their respective Subsidiaries, affiliates, successors or assigns) which derives any material revenues from the TechStar Business or the IDF Business (as those terms are defined in the Merger Agreement), or which engages in any other business substantially similar to and directly competitive with the TechStar Business or the IDF Business.

                  (c) The Employee and the Corporation hereby acknowledge and agree that, in the event of any breach by the Employee, directly or indirectly, of the foregoing restrictive covenants, it will be difficult to ascertain the precise amount of damages that may be suffered by the Corporation by reason of such breach; and accordingly, the parties hereby agree that, as liquidated damages (and not as a penalty) in respect of any such breach, the breaching party or parties shall be required to pay to the Corporation, on demand from time to time, cash amounts equal to any and all gross revenues derived by the Employee or his affiliate, directly or indirectly, from any and all violative acts or activities. The parties hereby agree that the foregoing constitutes a fair and reasonable estimate of the actual damages that might be suffered by reason of any breach of this Section 5 by the Employee, and the parties hereby agree to such liquidated damages in lieu of any and all other measures of damages that might be asserted in respect of any subject breach.

                  (d) The Employee and the Corporation hereby further acknowledge and agree that any breach by the Employee, directly or indirectly, of the foregoing restrictive covenants will cause the Corporation irreparable injury for which there is no adequate remedy at law. Accordingly, the Employee expressly agrees that, in the event of any such breach or any threatened breach hereunder by the Employee, directly or indirectly, the Corporation shall be entitled, in addition to the liquidated damages provided for in Section 5(c) above, to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin a breach under the provisions of this Section 5, in any such case without the necessity of proving actual damages or posting bond.

                  (e) In the event of any  dispute  under or arising out of this
Section 5, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party or parties, in addition to any damages and/or other relief that may be awarded, its reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with prosecuting or defending the subject dispute.

                  (f) Upon the termination of the Employee's employment with the Corporation, the Employee shall immediately surrender and deliver to the Corporation all notes, drawings, diagrams, models, prototypes, lists, books, records, documents and data of every kind or description, in whatever written or other media (including, without limitation, electronic, tape, or other form of storage) relating to or connected with the business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Corporation, its business, its properties, or its customers referred to in Section 5(b)(i) above.

         6.       Inventions; Intellectual Property.

                  (a) The Employee shall promptly communicate to the Corporation and disclose to the Corporation in such form as the Corporation requests from time to time, all drawings, sketches, models, records, information, details and data (in whatever media the same may be created or recorded including, without limitation, print, tape, electronic, or otherwise) pertaining to all ideas, processes, trademarks, inventions, improvements, discoveries and improvements, product designs and specifications, and other intellectual property, whether patented or unpatented, and copyrightable or uncopyrightable, made, conceived, developed, acquired or implemented by the Employee, solely or jointly, during the term of this Agreement (the "Development Term"), whether or not conceived during regular working hours through the use of Corporation time, material or facilities or otherwise (each of the foregoing hereinafter referred to, individually and collectively, as a "Development"). The Employee hereby assigns, transfers, conveys and sells to the Corporation all right, title and interest in and to all Developments, whether now existing or hereafter existing during the Development Term, and acknowledges that the same, whether now existing or hereafter existing during the Development Term, are the sole and exclusive property of the Corporation for which the Employee is being adequately compensated hereunder. At any time and from time to time, upon the request of the Corporation and at its expense, the Employee will execute and deliver to the Corporation any and all applications, assignments, instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of the Corporation, are or may be necessary or desirable to document such transfer or to enable the Corporation to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark or tradename registrations, copyrights or other rights under United States, foreign, state or local law with respect to any such Developments or to obtain any extension, validation, reissue, continuance, division or renewal of any of the same, in whole or in part, and otherwise to establish, protect and enforce the Corporation's rights in and to such intellectual property.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the foregoing Section 6(a) shall only apply and be effective to the extent permitted under applicable law. In this regard, the provisions of Section 6(a) of this Agreement which provide that the Employee shall assign or offer to assign any of the Employee's rights in an invention to the Corporation shall not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Corporation was used and which was developed entirely on the Employee's own time, unless (a) the invention relates (i) directly to the business of the Corporation, or (ii) to the Corporation's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for the Corporation.

         7.       Non-Assignability.

                  In light of the unique personal services to be performed by the Employee hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by the Employee of this Agreement or any of his duties, responsibilities or obligations hereunder shall be void.

         8.       Notices.

                  Any notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, one (1) day after being sent by recognized overnight courier service with all charges prepaid or charged to the sender's account, or three (3) days after being mailed by certified mail, return receipt requested, addressed to the party being notified at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith. Copies of any notices or other communications to the Corporation shall simultaneously be sent by first class mail to IDF International, Inc., 330 West 42nd Street, New York, New York 10036, Attention:
Robert M. Rubin, Chairman.

         9.       General.

                  (a) Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith. Any waiver or amendment shall only be applicable in the specific instance, and shall not constitute or be construed as a waiver or amendment in any other or subsequent instance. No failure or delay on the part of either party in respect of any enforcement of obligations hereunder shall in any manner affect such party's right to seek or effect enforcement at any other time or in respect of any other required performance.

                  (b) The captions and Section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

                  (c) This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Delaware applicable to contracts entered into and performed wholly within Delaware.

                  (d) This Agreement shall be binding upon and shall inure to the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit; provided, that neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the express prior written consent of the other party.

                  (e)  This   Agreement   may  be  executed  in  any  number  of
counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

                  (f) Except for any legal or judicial proceeding which may be brought for injunctive and/or any other equitable relief as contemplated by
Section 5(d) above, any dispute involving the interpretation or application of this Agreement shall be resolved by final and binding arbitration in accordance with the terms, conditions and procedures set forth in the Merger Agreement.

                  (g) This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

                  (h) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.

TECHSTAR COMMUNICATIONS, INC.               IDF INTERNATIONAL, INC.


BY:________________________                 By: ___________________________
   Name:  Robert M. Rubin                   Name:  Robert M. Rubin
   Title:   Chairman                                 Title:   Chairman


                                                     THE EMPLOYEE:


                                            ________________________________
                                                    SOLON L. KANDEL